EXHIBIT 99.1

NEWS RELEASE for March 15, 2005 at 1:00 AM EST

Contact:	Clarient, Inc. Stephen T. D. Dixon Executive Vice President & CFO (949) 443-3355 (949) 474-4300
Allen & Caron Inc. Matt Clawson (investors) matt@allencaron.com Len Hall (financial media) len@allencaron.com

CHROMAVISION MEDICAL SYSTEMS, INC. NAME CHANGE TO CLARIENT, INC.
TO BECOME EFFECTIVE MARCH 15, 2005

Stock To Trade Under New Symbol on March 16, 2005

SAN JUAN CAPISTRANO, Calif. (March 15, 2005) – ChromaVision Medical Systems Inc., today announced that its previously announced name change to Clarient Inc. will become effective on March 15, 2005, and that at the opening of trading on Wednesday, March 16, 2005, the Company’s NASDAQ trading symbol will change to “CLRT.”

Chief Executive Officer Ron Andrews, commented, “Last year at this time we embarked on a significant transformation of our company strategy, and we believe this change mandates a new name to capture our broader strategic intent going forward. We also believe that the new corporate identity will provide us an opportunity to differentiate our company from competitors in each of the market segments that we serve and bring greater clarity to our business purpose.”

Holders of common stock certificates that desire to exchange their certificates for certificates that have the new corporate name and CUSIP number may do so by mailing the certificates to the Company’s transfer agent, Mellon Investor Services.  Holders of common stock in brokerage accounts should contact their stockbrokers.  Any costs associated with the exchange will be the responsibility of the shareholder.

About ChromaVision Medical Systems, Inc.

ChromaVision provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., ChromaVision was formed in 1997 to develop and market the Automated Cellular Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the ChromaVision laboratory services business.  This facility and the ChromaVision team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

ChromaVision’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using ChromaVision technology and services.  ChromaVision and ACIS are registered trademarks of ChromaVision.  For more information, visit www.clarientinc.com.

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About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth.  In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to change its name, to reorganize itself into separate business units and to continue to expand its offerings of cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program,  the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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